Exhibit 99.1

ATC Contact: Michael Powell
Director of Investor Relations
Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION ANNOUNCES UPDATE

REGARDING STOCK OPTION MATTER

Boston, Massachusetts – May 23, 2006 – American Tower Corporation (NYSE: AMT) today announced that it received a subpoena from the office of the United States Attorney for the Eastern District of New York requesting documents related to the Company’s historical stock option practices. This request follows the Company’s announcement on May 19, 2006 that it had established a special committee of independent directors to conduct an internal review of its stock option practices and related accounting, and that the Company had received a letter of informal inquiry from the Securities and Exchange Commission requesting documents related to Company stock option grants and stock option practices. The Company intends to cooperate fully with the United States Attorney and the SEC with respect to their requests.

The Company also announced that, in light of the uncertainty surrounding these requests and its pending internal review, the Company has decided to temporarily suspend repurchases under its stock repurchase program. As previously announced, the Company’s Board of Directors approved the repurchase of up to $750 million of the Company’s Class A common stock during the period November 2005 through December 2006. The Company expects that, once its internal review is completed and this matter is resolved, it will resume repurchases of its Class A common stock in accordance with its previously announced program.

American Tower is the leading independent owner, operator and developer of broadcast and wireless communications sites in North America. American Tower owns and operates over 22,000 sites in the United States, Mexico, and Brazil. Additionally, American Tower manages approximately 2,000 revenue producing rooftop and tower sites. For more information about American Tower, please visit www.americantower.com.

This press release contains “forward-looking statements,” including statements regarding the Company’s review of its historical option practices and the Company’s stock repurchase program. Actual results may differ materially from those indicated in our forward-looking statements as a result of various important factors, including: (1) the results of the reviews by the United States Attorney and the SEC; (2) the results of the review by the special committee; (3) the extent of any necessary corrections to the Company’s determinations of non-cash stock-based compensation expense; and (4) the impact on the Company’s financial statements of any such corrections; as well as other risks, relevant factors and uncertainties contained in Item 1A of our Form 10-Q for the quarter ended March 31, 2006 under the caption “Risk Factors.” We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

# # #